Exhibit 99.1

Avnet Inc. to Present at the CSFB Annual Technology Conference, the Lehman Brothers T4 2004 Conference and the Raymond James IT Supply Chain Conference

     PHOENIX--(BUSINESS WIRE)--Nov. 17, 2004--Avnet Inc. (NYSE:AVT) today announced Avnet will be presenting at several technology conferences over the next 30 days.
     Roy Vallee, Avnet's chairman and chief executive officer, will present at the CSFB Annual Technology Conference to be held at the Phoenician Hotel in Scottsdale, Ariz., on Nov. 30, 2004 at 10 a.m. Mountain time. Vallee will also be presenting at the Lehman Brothers T4 2004 Conference to be held at the Fairmont Hotel in San Francisco on Dec. 9, 2004 at 2 p.m. Pacific time.
     Ray Sadowski, Avnet's senior vice president and chief financial officer, will be presenting at the Raymond James IT Supply Chain Conference to be held at the InterContinental Hotel in New York on Dec. 9, 2004 at 10:20 a.m. Eastern time.
     All of these Avnet presentations will be broadcast live over the Internet at www.ir.avnet.com. Interested parties should logon to the Web site 15 minutes prior to the presentation time to register for the event and download any necessary software.
     Also available at www.ir.avnet.com are other recent webcasts, a calendar of events, downloadable slide presentations, and other investor information.

     About Avnet

     Avnet enables success from the center of the technology industry, providing cost-effective services and solutions vital to a broad base of more than 100,000 customers and 250 suppliers. The company markets, distributes and adds value to a wide variety of electronic components, enterprise computer products and embedded subsystems. Through its premier market position, Avnet brings a breadth and depth of capabilities that help its trading partners accelerate growth and realize cost efficiencies. Avnet generated more than $10 billion in revenue in fiscal 2004 (year ended July 3, 2004) through sales in 68 countries. Visit Avnet's Investor Relations Web site at www.ir.avnet.com or contact us at investorrelations@avnet.com.

     CONTACT: Avnet Inc., Phoenix
              Vincent Keenan, 480-643-7053 (Investor Relations) investorrelations@avnet.com